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                                                                    Exhibit 10.1

                         RELEASE AND SEVERANCE AGREEMENT
                         -------------------------------

         This Release and Severance Agreement ("Agreement") is an agreement between you, William Conroy (for yourself, your administrators, executors, spouse, heirs, or assigns, and anyone acting for you) and Click Commerce, Inc., a Delaware corporation and its directors, officers, associates, employees, partners and agents, past, present, and future, and each of its and their respective successors and assigns (collectively, "Click Commerce") effective as of the 25th day of April, 2002.

1.       Termination of Employment
         -------------------------

         You and Click Commerce have agreed that you hereby resign from employment with Click Commerce and as a director of Click Commerce effective as of April 25, 2002 and that any rights you may have to compensation or benefits from Click Commerce from and after this date shall be determined solely under the terms of this Agreement.

         Any benefit continuation or conversion rights existing under any established plans of Click Commerce in which you participated during your employment shall be made available to you in accordance with the terms of such established plans. If you have any questions regarding any benefit continuation or conversion rights, please contact Rebecca Maskey or such other specifically designated representative of Click Commerce.

2.       Severance Arrangements
         ----------------------

     In consideration for your agreement not to disclose this Agreement or any terms hereof and to comply in all respects with all of the terms and conditions of this Agreement, including, without limitation, the terms and conditions of Sections 7, 8 (as modified and amended by this Agreement) and 9 of the Employment Agreement between you and Click Commerce dated as of September 30, 2001 ("Employment Agreement"), pursuant to your execution and delivery of this Agreement, Click Commerce hereby agrees (i) to pay you cash severance in twenty
(20) equal bi-weekly installments of $9,615.85 and one (1) installment of $7,683.00 (less applicable withholding taxes) commencing after the termination of your employment with Click Commerce and (ii) to continue to provide or make payments on your behalf to continue the medical benefits pursuant to the Comprehensive Omnibus Budget Reconciliation Act (COBRA) and the disability, dental and life insurance benefits set forth in Section 5 of the Employment Agreement, commencing following the termination of your employment and terminating upon the earlier of (x) February 14, 2003 or (y) your eligibility to receive medical benefits from another entity (collectively, the "Severance Arrangements"). In addition, subject to Sections 3 and 4 hereof, you will be entitled to retain options to purchase 300,012 shares of Click Commerce common stock ("Options") which have vested pursuant to the terms of Section 4(c)(i) and
(ii) of the Employment Agreement prior to the date of this Agreement. Notwithstanding anything to the contrary in the Employment Agreement, the Options shall be exerciseable for the following periods based upon whether such options are designated as incentive stock options ("ISOs") or non-qualified stock options ("NQSOs") under Section 4(c) of the Employment Agreement: (A) a period of 90 days following the date of this Agreement if designated

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as ISOs; and (B) a period of one year following the date of this Agreement if designated as NQSOs; and the parties acknowledge that Options to purchase 57,142 shares of Click Commerce common stock are deemed to be ISOs and Options to purchase 242,870 shares of Click Commerce common stock are deemed to NQSOs. All Options which have not vested prior to the date of this Agreement are hereby cancelled.

         In addition, you and Click Commerce agree that you have two (2) days of accrued but unpaid vacation time and that Click Commerce will pay to you a lump sum of $1,923.08.

         Click Commerce agrees to reimburse you for $4,111.40 of unreimbursed out-of-pocket expenses incurred by you, to the extent incurred consistent and in accordance with Section 6 of the Employment Agreement, within 7 days after the date of this Agreement and to reimburse you promptly for any other unreimbursed out-of-pocket expenses incurred by you prior to the date hereof and not invoiced by you to Click Commerce to the extent incurred by you in accordance with
Section 6 of the Employment Agreement.

         You acknowledge that the foregoing Severance Arrangements are benefits and considerations which you would not be entitled to under Click Commerce's established policies, plans, and procedures and that the Severance Arrangements are in exchange for your signing (and not later revoking) this Agreement. You further acknowledge and agree that Click Commerce's offer and provision of the Severance Arrangements to you and your execution and delivery of this Agreement does not in any way indicate that you have any viable claims against Click Commerce or that Click Commerce admits any liability to you whatsoever.

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3.       Waiver and Release
         ------------------

         Click Commerce hereby releases you from any and all known and unknown claims of any type arising prior to the date of this Agreement arising out of any aspect of your employment or the termination of your employment, excluding any unknown claims relating to the disclosure of confidential information in violation of the Employment Agreement, any solicitation of customers or employees in violation of the Employment Agreement, or any actions which constitute fraud or result in a violation of federal or state securities laws.

         You hereby release Click Commerce with respect to any and all known and unknown claims of any type arising prior to the date of this Agreement and arising out of any aspect of your employment or the termination of your employment. This includes, but is not limited to, breach of any implied or express employment contracts, covenants or duties; entitlement to any pay or benefits, including insurance benefits or attorney fees; claims for wrongful termination, violation of public policy, defamation, emotional distress, invasion of privacy, loss of consortium, negligence, other federal, state, local or common law matters or any act or omission; or claims of discrimination based on age (under the Age Discrimination in Employment Act, 29 U.S.C. Section 621 et seq ("ADEA")), ancestry, color, concerted activity, disability, entitlement to benefits, marital status, national origin, parental status, race, religion, retaliation, sex, sexual harassment, sexual orientation, source of income, union activity, veteran's status or other protected status. For purposes of the release of any ADEA claims, the parties agree that twenty five percent (25%) of the amounts paid hereunder shall be deemed to be applied for the release of any such ADEA claims.

         You further agree not to sue Click Commerce for any claims released pursuant to this Agreement. This agreement not to sue does not apply to an ADEA claim to the extent such an exception is required by law. If you sue in violation of this Agreement, you agree (1) to pay all costs and expenses incurred by Click Commerce in defending against a suit or enforcing this Agreement, including court costs, expenses and reasonable attorney fees, or (2) to be obligated upon written demand to repay to Click Commerce as liquidated damages, 50% of the proceeds from the sale of Click Commerce common stock issued pursuant to the exercise of the Options and 50% of amounts paid under this Agreement.

         Excluded from the release and the agreement not to sue are any claims against Click Commerce that may arise in connection with the enforcement of this Agreement, any claims which can be made by you under the Indemnification Agreement dated as of September 30, 2001 between Click Commerce and you ("Indemnification Agreement") or under any Directors' and Officers' insurance policy maintained by Click Commerce that is applicable to the period of your service as an officer and director of Click Commerce, any claims which cannot be waived by law and the filing of a charge with the Equal Employment Opportunity Commission. But you agree to waive any right to any monetary recovery should any government agency pursue any claims on your behalf. You also acknowledge that you have not suffered any on-the-job injury for which you have not already filed a claim.

         You further acknowledge and agree in the event that you breach the provisions of this Agreement, Click Commerce shall (i) be entitled to apply for and receive an injunction to restrain any violation of this Agreement and (ii) to immediately cancel any outstanding Options and direct the Secretary or transfer agent not to recognize any request to exercise such Options, and you shall be

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obligated to pay to Click Commerce its costs and expenses in obtaining such injunction and/or enforcing this Agreement and defending against such lawsuit (including court costs, expenses and reasonable legal fees) and the foregoing shall not affect the validity of this Agreement and such relief does not constitute in any way a penalty or a forfeiture.

4.       Confidentiality; Non-Disparagement; Modification of
         ---------------------------------------------------
         Covenant-Not-To-Compete
         -----------------------

         You agree that you have not disclosed, and from and after today you will, keep strictly confidential, the existence and terms of this Agreement and you further agree that you will not disclose them to any person or entity, other than to your immediate family, your attorney, and your financial advisor, or except as may be required by law; provided, however, that the restriction set forth in this paragraph shall not apply to information that is publicly disclosed by Click Commerce.

         You further agree that you shall not directly or indirectly, individually or in concert with others, for a period of two years from the date of this Agreement, (1) disparage, interfere with or attempt to interfere with, Click Commerce's reputation, goodwill, services, business, and/or Click Commerce's stockholders, directors, officers, employees, agents and its affiliates, or (2) engage in any conduct, take any actions or make any statements (oral or written) to the public, future employers, customers, vendors, the investment community, the media, current, former or future Click Commerce employees, or any other third party whatsoever, that is calculated to have, or reasonably likely or possibly having, the effect of undermining, disparaging or otherwise reflecting negatively, or could reasonably be considered to undermine, disparage or reflect negatively, on Click Commerce, its reputation, goodwill, services, business, and/or its stockholders, directors, officers, employees, agents and its affiliates.

         You also acknowledge and agree that you remain bound by those provisions of your Employment Agreement with Click Commerce which survive your resignation, including, without limitation, provisions regarding confidentiality, non-competition, non-solicitation and assignment of inventions contained in such Employment Agreement, which provisions are incorporated by reference herein.

         You and Click Commerce agree to amend hereby Section 8 of the Employment Agreement to reduce the period of the covenant not to compete set forth therein from a period of two (2) years following the date of termination of the Employment Agreement to a period of one (1) year following the date of this Agreement.

         You acknowledge that the provisions of this Section 4 are reasonable and not unduly restrictive of your rights as an individual and you warrant that as of the date you sign this Agreement you have not breached any of the provisions of this Section 4. You further acknowledge and agree that any violation of this Section 4, without regard to the materiality thereof, shall result in the immediate and automatic cancellation of the Options, without opportunity to cure.

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5.       Miscellaneous.
         -------------

         This Agreement is deemed made and entered into in the State of Illinois, and in all respects shall be interpreted, enforced and governed under the internal laws of the State of Illinois. Any dispute under this Agreement shall be adjudicated by a court of competent jurisdiction in the State of Illinois.

         This Agreement resolves all matters between you and Click Commerce and supersedes any other written or oral agreement between you and Click Commerce other than the Employment Agreement, the Indemnification Agreement and the stock option agreement dated as of September 30, 2001 between you and Click Commerce ("Stock Option Agreement"); provided, however, that to the extent of any inconsistency between any provision of this Agreement and any provision of the Employment Agreement, the Indemnification Agreement or the Stock Option Agreement, the applicable provision of this Agreement shall govern. The Severance Arrangements described above exceed any amounts that would normally be received by you upon the termination of your employment with Click Commerce pursuant to Section 12(e) of the Employment Agreement. You agree that you are signing this Agreement knowingly and voluntarily, that you have not been coerced or threatened into signing this Agreement and that you have not been promised anything else in exchange for signing this Agreement. If any part of this Agreement is found to be illegal or invalid, the rest of this Agreement will still be enforceable.

         You further agree that you have been given at least twenty-one (21) days to consider this Agreement. By this Agreement, you have been advised to consult with an attorney of your choice at your own expense before signing below. After you sign this Agreement, you have seven (7) days to revoke it by giving Click Commerce written notice of your revocation. If you do not revoke this Severance Agreement, Click Commerce will enter into the Severance Arrangements described above with you.

          This Agreement has been individually negotiated and is not part of a group exit incentive or other termination program.

         No modification of any provision of this Agreement shall be effective unless made in writing and signed by you and Click Commerce.

         IN WITNESS WHEREOF, this Agreement has been executed and agreed to as of the date first above written.

                                        /s/ William Conroy
                                     ---------------------------
                                           William Conroy


                                        CLICK COMMERCE, INC.



                                        By: /s/ Michael W. Ferro, Jr.
                                           ----------------------------
                                        Its: Chief Executive Officer
                                            ---------------------------


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